EXHIBIT 99.1-Press Release dated August 11, 1995.

                                                PRESS RELEASE

Electronic Systems Technology                   509-735-9092(O)
415 N. Quay Street  Kennewick  WA  99336        509-783-5475(FAX)


EST ANNOUNCES 2nd QTR., 1995 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON - AUGUST 11, 1995 - Electronic Systems Technology Inc.
(EST)(OTC:ELST), a manufacturer of wireless communications hardware, today announced sales and results of operations for the three and six month periods ended June 30, 1995.

EST reported sales for the second quarter of $477,487 compared to $305,074 for the same quarter in 1994. Net income was $89,345, or $0.02 per share, compared with net income of $42,853, or $0.01 per share, for the second quarter of 1994. For the six month period, EST reported net income of $113,005 or $0.02 per share on sales of $739,626 compared with net income of $56,481 or $0.01 per share on sales of $567,724 for the same period in 1994.

           Selected Statement of Operations Information
                           (Unaudited)
                            Three Months Ended     Six Months Ended
                            June 30    June 30    June 30    June 30
                              1995       1994       1995       1994
                            -------    -------    -------    -------
Sales                    $  477,487    305,074  $  739,626   567,724
Net income before tax       159,355     64,930     195,205    85,577
Net income                   89,345     42,853     113,005    56,481
Weighed average common
    shares outstanding    5,357,078  5,371,667   5,357,078 5,371,667
Earnings per Share       $     0.02       0.01  $     0.02      0.01

               Selected Balance Sheet Information
                           (Unaudited)
                                  June 30     December 31
                                    1995           1994
                                  -------     -----------
Cash and cash equivalents     $ 1,033,776        769,967
Total current assets            1,698,962      1,483,045
Property & equipment(net)         115,632        104,119
Total assets                    1,823,940      1,597,612
Total current liabilities          90,914         33,197
Long-term debt                          0              0
Stockholders' equity            1,722,476      1,555,558

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.